Exhibit 99.1

News Release	For more information, contact:
Gary Scott, Chairman/CEO
Mid-America Bancshares, Inc.
2019 Richard Jones Road
Nashville, TN 37721
T: 615-690-5800
E: gary.scott@primetrustbank.com
For Release: February 21, 2007
Mid-America Bancshares, Inc.
Reaches $1 Billion Total Assets Milestone
     [NASHVILLE, Tenn.] — Gary Scott, chairman and CEO of Mid-America Bancshares, Inc. announced that the newly formed organization, which is the holding company for PrimeTrust Bank and Bank of the South, reached combined assets of $1 billion dollars as of February 7, 2007.
     In commenting on the company’s performance, Scott said, “Exceptional growth in loans and deposits, resulting in increased market share, and combined with a great Middle Tennessee economy has resulted in the steady asset growth of Mid-America Bancshares, Inc. Our staff continues to provide outstanding client service and our board provides great leadership for both the holding company and the two respective banks.”

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$1 Billion Assets	February 21, 2007
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     Mid-America Bancshares, Inc. completed the acquisition of all shares of PrimeTrust Bank and Bank of the South on September 1, 2006. At the time of the merger, the combined banks had total assets of approximately $900 million. Both PrimeTrust and Bank of the South have retained their individual bank charters and are maintaining separate operations for the immediate future.
     Mid-America Bancshares, Inc. has 14 banking offices in six counties in the Nashville Metropolitan Statistical Area, ranking it near the top in size in the Nashville MSA as compared to other independently operated community banks. The combination of PrimeTrust and Bank of the South also ranks the holding company the tenth largest banking organization headquartered in Tennessee. Each bank was chartered in 2001 and they have no offices in overlapping markets. PrimeTrust Bank has seven banking offices in Davidson, Williamson, Cheatham and Dickson counties. Bank of the South has seven offices in Wilson and Rutherford counties with a planned new office in the Hermitage area of Davidson County.
     “The formation of Mid-America Bancshares, Inc. allows us to more effectively take advantage of one of the truly great markets in the southeast,” remarked David Major, president of Mid-America Bancshares, Inc and chairman/CEO of Bank of the South. “The Nashville MSA and the counties it comprises continue to rank high in numerous economic performance polls,” Major continued. “POLICOM Corporation, an independent economic research firm which specializes in analyzing local and state economies, recently ranked the Nashville-Davidson-Murfreesboro MSA second nationally for overall economic strength.

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$1 Billion Assets	February 21, 2007
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According to the 2005 U.S. Census, Williamson County has the 11th highest median household income in the U.S. in excess of $90,000 per year. Wilson County’s per capita income ranks 168th in the United States and second in Tennessee; and according to an August 28, 2006 report issued in the Tennessean, Rutherford County is the 20th fastest growing county in the nation.” Major also quoted Expansion Magazine which recently ranked the Nashville MSA as the number one area for companies evaluating future locations, and Kiplinger’s which in June 2006 rated Nashville the number one Smartest Place To Live.”
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Special Notes
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of Mid-America Bancshares, Inc. (the “Company”) to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms believes, belief, expects, intends, anticipates or plans to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission. The following important factors affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements: Changes in interest rates, further declines or upward trends in the local, regional, state and national economies, as well as the effects of future government fiscal and monetary policies, and the Banks’ ability to attract stable low-cost deposits and to make quality and profitable loans, among other things, are all factors that can have a material impact on the Company’s ability to achieve favorable results. To these must be added other risks previously and hereafter identified from time to time in the Company’s reports to the Securities and Exchange Commission and in public announcements. In addition, all financial and other numbers are unaudited and quarterly and interim results are subject to adjustment in the ordinary course of business. The Company undertakes no obligation to correct or update this information.
www.blfmarketing.com
103 Jefferson Street, Suite 103 — Clarksville, TN 37040-8601 — Phone 931-552-0763 — Fax 931-552-0785
220 Athens Way, Suite 110 — Nashville, TN 37228-1343 — Phone 615-726-2360 — Fax 615-726-2370